                                                                  EXHBIT 3.5

                              ARTICLES OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                                INTELLICALL, INC.

          Intellicall,   Inc.,  a  Delaware   corporation  (the  "Corporation"),
pursuant to the  provisions of Section 242 of the Delaware  General  Corporation
Law (the  "Act"),  hereby  adopts the  following  Articles of  Amendment  to its
Certificate of Incorporation:

                                    ARTICLE I
          Article First of the Company's  Certificate of Incorporation  shall be amended and restated so that it reads in its entirety as follows:

             "FIRST:  The name of the Corporation is Wireless WebConnect!, Inc."

                                   ARTICLE II
          Article Fourth of the Company's  Certificate of Incorporation shall be amended and restated so that it reads in its entirety as follows

          "FOURTH:  The total number of shares which the Corporation  shall have authority to issue is 61,000,000  shares,  of which  60,000,000  shares shall be common stock, par value $.01 per share ("Common Shares"),  and 1,000,0000 shares of preferred stock, par value $.01 per share ("Preferred Stock")."

         Dated as of the 30th day of March, 2001.

                                                        INTELLICALL, INC.

                                                   By:  /s/ John J. McDonald
                                                            ----------------
                                                            John J. McDonald
                                                            President